Exhibit 9.1

Date: March 23, 2011

The Los Laureles Voting Trust

Los Laureles, Ltd.

(Settlor)

Arias Fabrega & Fabrega Trust Co. (BVI) Limited

(Voting Trustee)

Voting Trust Instrument

This VOTING TRUST INSTRUMENT (“this Instrument”) is made on this 23rd day of March, 2011 by and between Los Laureles, Ltd., a British Virgin Islands company (the “Settlor”), and Arias Fabrega & Fabrega Trust Co. (BVI) Limited, as voting trustee (in such capacity and with its successor(s) being hereinafter referred to as the “Voting Trustee”) of the voting trust created hereunder (the “Voting Trust”).

RECITALS

(A)	WHEREAS, Arcos Dorados Holdings Inc., a company incorporated under the BVI Business Companies Act, 2004 of the Laws of the British Virgin Islands (No. 16 of 2004) (“Arcos Dorados Holdings”) has issued Class B shares with no par value (“Class B Shares”), and the Settlor currently owns 80,000,000 Class B Shares;

(B)	WHEREAS, Arcos Dorados Holdings intends to conduct an initial public offering (“IPO”) of its Class A shares (“Class A Shares”) within twelve (12) months from the date hereof;

(C)	WHEREAS, the Voting Trust is being formed in order to (inter alia) secure the continuity and stability of the policies and management of Arcos Dorados Holdings following the IPO;

(D)	WHEREAS, in connection with the creation of the Voting Trust, the Settlor has transferred or deposited or will transfer and deposit with the Voting Trustee 80,000,000 Class B Shares (the “Initial Trust Fund”) to be held upon the trusts hereinafter expressed;

(E)	WHEREAS, McDonald’s Latin America, LLC, a Delaware limited liability company (“McDonald’s”), the Settlor, Arcos Dorados Holdings, Arcos Dorados Cooperatieve U.A., a cooperative organized under the laws of the Netherlands, Arcos Dorados B.V., a company organized under the laws of the Netherlands and the other parties thereto have entered into an Amended and Restated Master Franchise Agreement dated as of November 10, 2008, as amended from time to time (the “Master Franchise Agreement”);

(F)	WHEREAS, pursuant to Section 21.8.1 of the Master Franchise Agreement, an IPO of Arcos Dorados Holdings can only be effected if a voting trust agreement relating to the Settlor’s Class B Shares shall be created and settled by the Settlor; and

(G)	WHEREAS, the Voting Trustee has consented to act as trustee for the purposes herein provided.

OPERATIVE

1.	Declaration of Trust, Additional Property and Name.

1.1	The Voting Trustee shall during the Trust Period hold the Trust Fund and the income thereof upon the trusts, with the powers and subject to the provisions of this Instrument.

1.2	The Voting Trustee shall accept as additions to the Trust Fund additional Class B Shares to be held by the Voting Trustee subject to the powers and provisions of this Instrument.

1.3	This Instrument shall be known as “The Los Laureles Voting Trust” or such other name as the Voting Trustee may from time to time determine.

2.	Trust Period. The Trust Period means the period ending on the earlier of:

2.1	the last day of the period of 100 years commencing on the date hereof, which period and no other shall be the perpetuity period applicable to each trust created hereunder;

2.2	the expiration of twelve (12) months from the date hereof (“IPO Period”) if and provided that the IPO has not occurred or been completed during the IPO Period;

2.3	such date not being earlier than 1 May 2011 on which the Trust Fund ceases (for whatever reason) to comprise of any Class B Shares; or

2.4	such date as Los Laureles (PTC) Limited (the “PTC Co”) may, with the prior or simultaneous written consent of McDonald’s, at any time specify by deed (not being a date earlier than the date of such deed or later than a date previously specified).

3.	Dividends and Distributions.

3.1	Cash Dividends. The Settlor shall be entitled during the Trust Period to receive from time to time payments equal to all cash dividends received by the Voting Trustee in relation to the Qualifying Class B Shares, less such charges and expenses as are herein authorized to be deducted therefrom and less any income tax or other taxes required by law to be deducted therefrom. The Voting Trustee, instead of itself receiving and distributing any such cash dividends, may instruct Arcos Dorados Holdings to pay the amount of any such dividends directly to the Settlor.

3.2	Stock Dividends; etc. The Voting Trustee, or any custodian on behalf of the Voting Trustee, shall receive and hold, subject and upon the terms of this Instrument, any

Class B Shares issued in relation to the Qualifying Class B Shares by reason of any merger, amalgamation, capital reorganization, stock dividend, stock split, combination or the like; provided, however, that in the event Arcos Dorados Holdings issues, distributes or otherwise transfers any nonvoting securities, Class A Shares and/or other property in relation to the Qualifying Class B Shares, such securities, Class A Shares or other property as the case may be shall be paid and/or transferred to the Settlor in same manner and to the same extent as if such securities, Class A Shares and/or other property were deemed to be cash dividends within the terms of Clause 3.1 above. The Voting Trustee, instead of itself receiving and distributing any such securities, Class A Shares or other property, may instruct Arcos Dorados Holdings to issue, distribute or otherwise transfer any of such securities, Class A Shares or other property directly to the Settlor.

3.3	Appointment of Qualifying Class B Shares and Proceeds From the Sale Thereof.

(a)	The Voting Trustee may, with the prior or simultaneous written consent of McDonald’s, distribute free of trust to the Settlor such part or all of the Qualifying Class B Shares as the Voting Trustee may in its absolute discretion at any time or times during the Trust Period appoint.

(b)	Where, pursuant to and in accordance with Clause 6.1 below, part but not all of the Qualifying Class B Shares are sold or otherwise converted to cash, the net proceeds from such sale or conversion (“Capital Proceeds”) shall be paid and/or transferred to the Settlor (if then in existence) in the same manner and to the same extent as if such Capital Proceeds were deemed to be cash dividends within the terms of Clause 3.1 above.

3.4	Distribution Upon Termination. At the expiration of the Trust Period (“Trigger Date”), the Voting Trustee shall deliver to the Settlor (if the Settlor is then in existence) all Qualifying Class B Shares (if any) and any other property then comprised within the Trust Fund and shall, prior to such delivery, hold the same in trust for the Settlor absolutely provided that the Settlor is then in existence, and if the Settlor is not then in existence, then the Voting Trustee shall deliver all Qualifying Class B Shares (if any) and any other property then comprised in the Trust Fund to Woods Staton and, shall prior to such delivery, hold the same upon trust absolutely for Woods Staton provided always that he is then alive.

3.5

Ultimate Default Trust. If and to the extent that the prior trusts shall fail or determine, the capital and income of the Trust Fund shall, from the end of the Trust Period, be held upon trust absolutely for such charities and in such shares as the Voting Trustee shall determine.

4.	Accounting and Reports.

4.1	The Voting Trustee shall (i) maintain or cause to be maintained the books of the Voting Trust on a calendar year basis on the cash method of accounting or in accordance with the International Financial Reporting Standards, promulgated by the International Accounting Standards Board, UK GAAP, US GAAP, Canadian GAAP or such other recognized international accounting standards as may be approved by the PTC Co and (ii) deliver to the PTC Co, within sixty (60) days of a written request, a copy of the annual financial statements of the Voting Trust requested by the PTC Co.

4.2	The Voting Trustee shall have the power to employ and pay at the expense of the capital or income of the Trust Fund a Qualified Accountant to prepare, in accordance with Clause 4.1 above, the financial accounts and statements of the Voting Trust.

5.	Powers of Voting Trustee – Class B Shares. Subject to Clause 8 below, the Voting Trustee shall have the full and unqualified right and power during the Trust Period to vote and to execute consents with respect to the Qualifying Class B Shares at every annual and special meeting of the shareholders of Arcos Dorados Holdings and shall have full and complete authority to vote upon any and all questions arising at any such meetings.

6.	Administrative Powers.

6.1	The Voting Trustee shall not sell, transfer or otherwise dispose of any Qualifying Class B Shares without the prior or simultaneous written consent of McDonald’s. For the purposes of this Clause 6, “dispose” includes the exercise of voting powers leading, or capable of leading, to the liquidation of Arcos Dorados Holdings or the cancellation of any Qualifying Class B Shares or any rights attaching to them or the creation of any legal or equitable interest in any Qualifying Class B Shares.

6.2	Subject and without prejudice to Clauses 5 and 6.1 hereof and any of the other provisions hereof (and in particular provisions hereof which confer particular powers on particular persons and require particular consents to be obtained before particular powers are exercised), paragraphs 1, 2 and 4 of the Second Schedule to the Trustee Act (other than paragraphs 4(a), (d), (o), (q)(i), (r) and (v)) shall be incorporated into this Instrument and in those paragraphs “Trust Fund” and “Trustees” shall be have the same meanings as in this Instrument save that references to “Trustees” shall be construed as references to the “Voting Trustee”.

6.3	The Voting Trustee shall be under no obligation to maintain a balance between competing interests of any beneficiaries under the Voting Trust and, subject to Clause 8 below and except as otherwise expressly provided in this Instrument to the contrary, no such beneficiaries shall be entitled:

(a)	to compel the sale or other realization of any property or investments not producing income; or

(b)	to require the declaration or distribution of any dividend by any company in which the Trust Fund or any part thereof may be invested; or

(c)	to require the Voting Trustee to exercise any powers it may have of compelling or preventing a distribution; or

(d)	to require the investment of any part of the Trust Fund in property or investments which produce income.

7.	Voting Trustee.

7.1	The Voting Trustee may be removed at any time with or without cause by a written notice, signed by Woods Staton while he is alive and not Incapable and after the death of Woods Staton and during such time or times that he is Incapable, by the PTC Co, served on the Voting Trustee; provided, however, that no Voting Trustee may be removed without the prior or simultaneous written consent of McDonald’s, which consent shall not be unreasonably withheld. Such removal shall become effective upon the appointment of a successor trustee in accordance with Clause 7.3 or Clause 7.4 hereof.

7.2	The Voting Trustee may resign at any time upon giving sixty (60) days prior written notice of such resignation to Arcos Dorados Holdings, the PTC Co and McDonald’s. Such resignation shall become effective upon the appointment of a successor trustee in accordance with Clause 7.3 or Clause 7.4 below and thereafter all powers, rights and obligations of the resigning Voting Trustee under this Instrument shall cease and terminate. Such sixty (60) day notice period may be reduced with the written consent of the resigning Voting Trustee, the PTC Co and McDonald’s.

7.3	In the event that the office of voting trustee of the Voting Trust becomes vacant or the Voting Trustee is sought to be removed in accordance with Clause 7.1 above or the Voting Trustee wishes to retire in accordance with Clause 7.2 above, a new or additional Voting Trustee (as the case may be) may be appointed by Woods Staton while he is alive and not Incapable, and after the death of Woods Staton and during such time or times that he is Incapable, by the PTC Co; provided, however, that any such new Voting Trustee may be appointed only with the prior or simultaneous written consent of McDonald’s.

7.4	Where a notice of removal has been given under Clause 7.1 above (a “Removal Notice”) or where the Voting Trustee has given notice of its wish to retire in accordance with Clause 7.2 above (a “Retirement Notice”), and no successor trustee has been appointed (for whatever reason) prior to the end of the applicable Appointment Period, the Voting Trustee may then by deed appoint a person (of its own selection) as successor trustee in place of the Voting Trustee.

7.5.	The Voting Trustee shall be entitled to remuneration for its services and reimbursement for its expenses on such terms as are agreed from time to time, in writing, between the Voting Trustee and the Settlor, whilst in existence and thereafter the PTC Co and subject to any such agreement in accordance with its published terms and conditions for trust business in force from time to time, or if there are no such published terms and conditions then to a reasonable fee and reimbursement for reasonable expenses. All fees and expenses of the Voting Trustee shall be paid by the Settlor and may (in default) be deducted from the Trust Fund.

7.6	The Voting Trustee (and to the extent permitted by law, the directors or other officers and employees of the Voting Trustee) shall not be liable for any loss to the Trust Fund or its income unless caused by actual fraud of the Voting Trustee or any such other persons aforesaid.

7.7	Without prejudice to any entitlement under the general law, the Voting Trustee may upon ceasing to be trustee or upon distribution of assets forming part or all of the Trust Fund withhold such assets as it shall in good faith consider necessary in respect of any liability which is properly chargeable against the Trust Fund or the income thereof and to which it may by virtue of acting or having acted as trustee hereof be or become subject.

8.	Voting Committee

8.1

Subject to Clause 8.11 below, the Voting Committee established pursuant to this Instrument shall direct the Voting Trustee how to exercise with respect to the Qualifying Class B Shares all voting rights and powers attendant thereto, including, but not limited to, the right to assent or consent with respect thereto, and to take part in and consent to any corporate or shareholder action of any kind whatsoever (“Voting Direction”).

8.2	(a)

For purposes of this Clause 8, during the lifetime of Woods Staton while he is not Incapable, the term “Voting Committee” means Woods Staton and such other person or persons as Woods Staton may from time to time revocably or irrevocably appoint; provided, however, that a new or additional member of the Voting Committee may be appointed by Woods Staton only with the prior or simultaneous written consent of McDonald’s unless such new or additional member is a Woods Family Member or is a member of Senior Management.

(b)	For purposes of this Clause 8, after the death of Woods Staton or during such time or times that Woods Staton is Incapable, the term “Voting Committee” means, subject to Clause 8.4 below, a committee consisting of the following persons:

(1)	Francisco Alberto Staton;

(2)	Alicia Maria Staton;

(3)	Lauren Theresa Staton; provided, however, that until Lauren Theresa Staton attains the age of thirty (30) years, Erica Mabel Estefania Roberts de Staton shall act on behalf of Lauren Theresa Staton; provided, further, that if Erica Mabel Estefania Roberts de Staton dies or becomes Incapable before Lauren Theresa Staton attains the age of thirty (30) years, then:

Those of Francis Alberto Staton and Alicia Maria Staton who are then living and not Incapable shall unanimously elect the person (other than Lauren Theresa Staton) to act on behalf of Lauren Theresa Staton until such time that Lauren Theresa Staton attains the age of eighteen (18) years; and

After Lauren Theresa Staton has attained the age of eighteen (18) years but before she has attained the age of thirty (30) years, those of Lauren Theresa Staton, Francis Alberto Staton and Alicia Maria Staton who are then living and not Incapable shall unanimously elect the person (other than Lauren Theresa Staton) to act on behalf of Lauren Theresa Staton until she attains the age of thirty (30) years;

AND, for the avoidance of doubt:

The persons for the time being having the power to elect the person to act on behalf of Lauren Theresa Staton may, at any time and from time to time, remove such person so elected and appoint a new person (other than Lauren Theresa Staton) to act on behalf of Lauren Theresa Staton; and

If the persons having the power to elect the person to act on behalf of Lauren Theresa Staton cannot reach a unanimous agreement, then Lauren Theresa Staton shall not be treated as a member of the Voting Committee until the earlier of (a) when she attains the age of thirty (30) years and (b) when a person to act on behalf of Lauren Theresa Staton is appointed by unanimous agreement by the persons having the power to elect such person;

(4)	Sergio Alonso;

(5)	Carlos Hernandez Artigas;

(6)	Annette Franqui; and

(7)	such other persons appointed pursuant to Clause 8.3 below as a member of the Voting Committee.

8.3

Notwithstanding any provision herein to the contrary, no less than half of the members of the Voting Committee shall be members of Senior Management except that Woods Staton may be the sole member of the Voting Committee while he is alive and not Incapable. The Voting Committee shall always consist of at least one (1) member while Woods Staton is alive and not Incapable. After the death of Woods Staton and also while Woods Staton is Incapable, the Voting Committee shall always consist of at least six (6) members. The Voting Committee shall always act by majority vote, except that (a) if there is a deadlock on any decision to be made by the Voting Committee during Woods Staton’s lifetime, then Woods Staton shall make the decision and (b) if there is a deadlock on any decision after the death of Woods Staton or while he is Incapable, then (i) during the Follow On Period, the Voting Committee members who are Senior Management shall make the decision by a majority vote and (ii) after the expiration of the Follow On Period, the Woods Family Members who are then serving as a member of the Voting Committee shall make the decision unanimously or if they cannot reach a unanimous decision then by a majority vote by them with the prior or simultaneous written consent of the Protector. In the event that the Voting Committee consists of less than six (6) members after the death of Woods Staton or while he is Incapable, then the PTC Co shall appoint enough members to the Voting Committee so that there are not less than six (6) individuals then serving on the Voting Committee; provided, however, that any new or additional member of the Voting Committee may be appointed by the PTC Co only with the prior or simultaneous written consent of McDonald’s unless such new or additional member is a Woods Family Member or is a member of Senior Management. After the death of Woods Staton and also while Woods Staton is Incapable, the PTC Co may at any time appoint a new or additional member or new or additional members to the Voting Committee; provided, however, that any new or additional member or new or additional members (as the case may be) of the Voting Committee may be appointed by the PTC Co only with the prior or simultaneous written consent of McDonald’s unless such new or additional member is a Woods Family Member or is a member of Senior Management. Appointments of new or additional members of the Voting Committee shall become effective upon written acceptance thereof by the person or persons appointed being given to the Voting Trustee.

8.4	While Woods Staton is alive and not Incapable, Woods Staton may at any time and from time to time remove any member of the Voting Committee for any reason whatsoever and may for any reason whatsoever declare that any of the persons referred to in Clause 8.2(b) above shall be ineligible to be appointed as members of the Voting Committee upon or after his death or while he is Incapable (and may for any reasons whatsoever revoke such declaration). References in this Clause 8.4 to a member of the Voting Committee shall for these purposes be deemed to include references to a person acting on behalf of Lauren Theresa Staton.

8.5	A member of the Voting Committee may at any time resign his position as a member of the Voting Committee by providing written notice to that effect to the Voting Trustee and each other member of the Voting Committee. A member of the Voting Committee shall be deemed to have resigned his position as a member of the Voting Committee upon his death or Incapacity.

8.6	Each member of the Voting Committee may act as a director or officer of Arcos Dorados Holdings, and he or any company which he may be a member of or any corporation in which he may be a shareholder, director or officer, may contract with Arcos Dorados Holdings, or may be monetarily interested in any transaction to which Arcos Dorados Holdings may be a party, or in which it may in any way be interested, as though he were not a member of the Voting Committee. Each member of the Voting Committee may, for his personal account or otherwise, either acquire from or sell to Arcos Dorados Holdings or any stockholder thereof shares of stock or other securities of Arcos Dorados Holdings to the same extent as though he were not a member of the Voting Committee.

8.7

No member of the Voting Committee shall be liable for any loss to the Trust Fund or the income thereof howsoever arising unless caused by his own actual fraud. Any person who is appointed a Voting Committee member shall be entitled to be indemnified (both during and after the time he was a member) out of the Trust

Fund and the income thereof in respect of all actions, costs, claims, damages, demands, expenses and liabilities whatsoever, howsoever and whenever arising by virtue or in consequence of (i) such person being or having been appointed a member of the Voting Committee or (ii) without prejudice to the foregoing anything done or omitted to be done by such person in the course of that appointment, unless caused by the actual fraud of such person.

8.8	Arcos Dorados Holdings and its officers, directors, and employees may conclusively presume the validity of any act or activity of the Voting Committee in connection with the Qualifying Class B Shares.

8.9	The Voting Committee may employ counsel and incur other reasonable expenses deemed necessary by the Voting Committee for the proper discharge of their duties and any such expenses shall be payable by and deductible from the Trust Fund or the income thereof.

8.10	Each of the members of the Voting Committee who acts as a member of the Voting Committee in the course of being engaged in a business or profession shall be entitled to reasonable remuneration for its services acting as a member of the Voting Committee and to reimbursement for its reasonable expenses incurred in connection with acting as member of the Voting Committee. Any such remunerations and expenses shall be paid by and deductible from the Trust Fund or the income thereof.

8.11	The exercise by the Voting Committee of their powers to issue a Voting Direction pursuant to and in accordance with Clause 8 hereof shall be subject to the prior or simultaneous written consent of the PTC Co.

9.	Voting Committee Directions.

9.1	The Voting Trustee shall comply with every Voting Direction issued and made by the Voting Committee pursuant to and in accordance with Clause 8 hereof.

9.2	For the avoidance of doubt, where and for so long as the Voting Committee is properly constituted in accordance with Clause 8 hereof, the Voting Trustee shall not exercise any powers in respect of the Qualifying Class B Shares otherwise than in compliance with a Voting Direction issued and made pursuant to and in accordance with Clause 8 hereof.

9.3	The Voting Trustee shall be under no duty to solicit a Voting Direction or to keep under review any Voting Direction previously made with a view to considering whether a further Voting Direction might be desirable.

9.4	Without prejudice to Clause 7.6 hereof, the Voting Trustee shall not be liable for any loss to the Trust Fund or the income thereof resulting directly or indirectly from compliance with any Voting Direction.

9.5	For the avoidance of doubt and without prejudice to Clauses 7.6 and 9.4 hereof, the Voting Trustee may, in all respects, rely upon and act in accordance with every Voting Direction, without further inquiry (whether as to the identity of any person or persons issuing such a Voting Direction or the correctness or completeness of any such Voting Direction).

10.	Notices. Any notice required hereunder to be given to any person shall be deemed delivered if delivered personally or mailed, postage prepaid, to such person. The Voting Trustee shall promptly deliver or cause to be delivered to the PTC Co all notices, statements, correspondence or information received by the Voting Trustee as registered holder of the Qualifying Class B Shares. Every notice so given shall be effective whether or not received, upon five (5) days after delivery or mailing of the same.

11.	Severability. In the event that any term or provision of this Instrument is deemed invalid or unenforceable by a court of competent jurisdiction, then the remaining terms and conditions hereof shall not be effected thereby.

12.	Governing Law.

12.1	Subject to Clause 12.2 hereof this Instrument is established under and shall be governed in all respects by the law of the British Virgin Islands (which shall be the proper law of the Voting Trust) and the courts thereof shall be the forum for the administration of the Voting Trust and shall have complete and exclusive jurisdiction as to all matters arising under or in connection with the Voting Trust.

12.2	The Voting Trustee may at any time by deed declare that from such date as may be specified in such deed:

(a)	this Instrument shall be governed in all respects by the law of the jurisdiction specified in the deed (which law shall become the proper law of the Voting Trust); and

(b)	the courts of that jurisdiction shall be the forum for the administration of the Voting Trust and shall have complete and exclusive jurisdiction as to all matters arising under or in connection with the Voting Trust;

provided that no declaration shall be made pursuant to the above provisions of this Clause 12.2 without the prior or simultaneous written consent of the PTC Co and McDonald’s.

13.	Counterparts. This Instrument may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

14.	Amendments. The Voting Trustee, the PTC Co and McDonald’s may, acting jointly and together, by deed amend, vary, add or delete any of the provisions of this Instrument.

15.	Certain Defined Terms. The following terms, when used in this Instrument, shall have the following meanings:

“Appointment Period” means a period of 45 days commencing on the date of any Removal Notice or a period of 75 days commencing on the date of any Retirement Notice (as the case may be).

“Follow On Period” means a period of five years (5) commencing on the date of this Instrument.

“Incapable” means if (i) a court of competent jurisdiction determines that the person whose incapacity is being judged is incapable, by reason of mental disorder, of managing and administering his property and affairs (or the equivalent, applying the relevant test in that jurisdiction); (ii) two (2) doctors of medicine licensed to practice in either the country in which the person whose incapacity is being judged is then living or any state of the United States or in the District of Columbia, preferably but not necessarily one of whom shall be the personal physician of the person whose incapacity is being judged or a physician certified in the specialty most closely associated with the alleged incapacity, notify the Voting Trustee in writing that they each have examined the person whose incapacity is being judged, and that such person is incapable, by reason of mental disorder, of managing and administering his property and affairs; or (iii) the Voting Trustee has otherwise determined in good faith that the person whose incapacity is being judged is unable to exercise freely any of the powers provided to such person under this Instrument because of any physical or mental illness of or incapacity of or physical injury to the person whose incapacity is being judged, or because the person whose incapacity is being judged is incarcerated or is being held hostage or is the victim of extortion or blackmail or is otherwise in any way compelled to act under duress of any kind by whomever or whatever entity imposed; and, any such incapacity shall be deemed to exist until proven otherwise to the satisfaction of the Voting Trustee (which may not be unreasonably withheld). The terms “Incapacity” and “Incapacitated” shall have a corresponding meaning to the term “Incapable”.

“Qualified Accountant” means a member of:

(a)	the Institute of Chartered Accountants in England and Wales;

(b)	the Association of Chartered Certified Accountants;

(c)	the Canadian Institute of Chartered Accountants;

(d)	the American Institute of Certified Public Accountants; or

(e)	such other professional body as may be approved by the PTC Co.

“Qualifying Class B Shares” means all Class B Shares for the time being comprised in the Trust Fund.

“Senior Management” means (i) each director of Arcos Dorados Holdings that is not a Woods Family Member (ii) the chief executive officer of Arcos Dorados Holdings, (iii) the chief financial officer of Arcos Dorados Holdings, (iv) the chief operating officer of Arcos Dorados Holdings and (v) such other employees of Arcos Dorados Holdings that McDonald’s may at any time in writing appoint provided that such appointment shall not take effect until both the Voting Trustee and the PTC Co have been given written notice thereof.

“Trust Fund” means the Initial Trust Fund, all property at any time added thereto (whether by further settlement of property accepted by the Voting Trustee) and all property from time to time representing the same.

“Trustee Act” means the Trustee Act Chapter 303 of the Laws of the Virgin Islands Revised Edition 1991.

“Woods Family Member” means, with respect to Woods Staton:

(a)	his spouse;

(b)	each of his children and remoter issue and their spouses;

(c)	each of his parents;

(d)	each of his brothers and sisters (if any);

(e)	each of his spouse’s children and remoter issue (if not comprised in a prior class);

(f)	each of his spouse’s parents;

(g)	each of his spouse’s brothers and sisters (if any).

16.

Miscellaneous Definitions and Interpretations. Words denoting the singular shall include the plural and vice versa. Words denoting any gender shall include both other genders. References herein to “person” mean any legal person, including, but not limited to, any individual or body corporate. References herein to a person’s “issue” mean that person’s children and remoter issue (whether or not then living), including those who are legitimate, legitimated or adopted but not including illegitimate children or illegitimate remoter issue or those who claim through illegitimate children or illegitimate remoter issue. References herein to “company” mean any body, incorporated or established in any part of the world, which has a legal existence independent of that of its members.

17.	Powers.

17.1	For the avoidance of doubt, McDonald’s powers under this Deed are personal and may be exercised by them in their own interest and for their own benefit.

17.2	For the avoidance of doubt, the powers of the Voting Committee are fiduciary and shall be exercised solely in the interests of the beneficiaries of the Voting Trust.

17.3	The powers of the PTC Co are fiduciary to the extent that all the powers which have been conferred on it by this Instrument other than those conferred by Clause 8.11 hereof shall be exercised in the best interests of the beneficiaries of the Voting Trust and for the avoidance of doubt the powers which have been conferred upon it by Clause 8.11 hereof shall be exercised in good faith.

17.4	The PTC Co may at any time or times by deed restrict in any manner the future exercise of the powers conferred on it by Clause 8.11. Without prejudice to the foregoing, any restriction may apply generally or to a limited extent and may be permanent or applicable only during a limited period.

17.5	Without prejudice to Clause 17.4, the provisions of Clauses 18.10, 18.11 and 18.17 below shall apply to the PTC Co in like manner as the same apply to the Protector so that references therein to the Protector shall, for these purposes, be construed as references to the PTC Co.

17.6	The PTC Co and, to the extent permitted by law, its directors and officers shall, in the absence of its or their own wilful and individual fraud or dishonesty, be exonerated and held harmless for any liability whatsoever in relation to the exercise or omission to exercise the powers conferred upon the PTC Co hereby. For the avoidance of doubt, but without prejudice to the forgoing provisions of this Clause 17.6, this Clause 17.6 shall not exonerate the PTC Co against any liability to McDonald’s arising by contract or other express agreement executed by it and McDonald’s.

18.	Protector. For purposes of this Agreement, the “Protector” means the person or persons who for the time being are serving as a protector under this Clause 18.

18.1	The initial protectors shall be Carlos Hernandez Artigas and Annette Franqui.

18.2	Upon each protector taking office he shall nominate one or more persons to act as his successor, and at any time or times while the nominating protector is serving as a protector, such nomination may be revoked, in which case the nominating protector shall nominate one or more persons to act as his successor. The acceptance of the nomination of a successor protector or the revocation of any such nomination shall in each case take effect only upon receipt of written notice of such event by the Voting Trustee and all protectors other than the nominating protector.

18.3	Woods Staton may by deed delivered to the Protector and to the Voting Trustee remove any Protector or successor Protector and may (but shall not be bound) by the same deed appoint a new Protector or Protectors or successor Protector(s).

18.4	Woods Staton may by deed delivered to the Protector and to the Voting Trustee appoint a new or additional Protector or Protectors up to any number, subject to any limit imposed by law.

18.5	A protector may at any time resign his office by providing written notice to the Voting Trustee and Woods Staton, and such resignation shall be effective upon the date specified in said written notice, or if no such date is specified therein, then such resignation shall be effective upon such date said written notice is received by both the Voting Trustee and Woods Staton.

18.6	Such person as shall have been nominated to act as a successor protector shall succeed to the office of protector upon the resignation of his predecessor taking effect or upon the occurrence of such other event or the expiration of such period (if any) as may have been specified in his nomination as a successor protector.

18.7	If, after the death of Woods Staton or while Woods Staton is Incapable, there is no Protector for thirty (30) consecutive days, the PTC Co may forthwith appoint a new successor protector. The PTC Co may by deed delivered to the Protector and to the Voting Trustee remove any Protector who was appointed by the PTC Co and may (but shall not be bound) by the same deed appoint a new Protector.

18.8	No Voting Trustee may become a protector or be appointed a protector or nominated as a successor protector. Any nomination of a successor protector shall be treated as revoked if the successor protector is appointed as a Voting Trustee.

18.9	If there shall at any time be no protector, this Instrument shall, during such time as there shall be no Protector (but not further or otherwise), be read and construed as if all references to the requirement for the consent or agreement of the Protector and to the exercise by the Protector of any power were omitted from this Instrument.

18.10	The Protector may, at any time or times by deed revocable or irrevocable, release, extinguish or restrict any or all of the powers conferred upon him by the terms of this Instrument.

18.11	Any written consents of the Protector required under the terms of this Instrument may be given either specifically in relation to any particular matter or by a general written consent referring to one or more matters. Any requirement as to prior written consent shall be satisfied by a written consent given simultaneously. Any written recommendations of the Protector required under the terms of this Instrument may be given either specifically in relation to any particular matter or by a general written recommendation referring to one or more matters.

18.12	The Protector shall not owe any fiduciary duty towards, nor be accountable to the beneficiaries or the Voting Trustee for any act of omission or commission of the Protector in relation to the powers given to him by this Instrument. The Protector shall, in the absence of his own gross negligence, fraud, dishonesty or wilful default be free from any liability whatsoever in relation to such powers. The office of protector shall be personal and the powers of the Protector shall not be capable of being exercised by any guardian, conservator or personal representative.

18.13	The Protector shall be entitled to reimbursement of all proper expenses incurred by him in relation to the performance of his powers and duties hereunder and to reimbursement of any expenses incurred by him in the prosecution or defense of any legal proceedings arising in connection with the exercise or non-exercise of his powers and duties hereunder, provided that any claim for reimbursement shall be received by the Voting Trustee within one (1) year of the expenses being incurred.

18.14	If there is more than one protector serving at the same time, the protectors shall act by a clear majority so that if reduced to two (2) protectors they shall act unanimously or if reduced to one (1) that protector shall act alone.

18.15	On every change in the Protector a memorandum shall be endorsed on or permanently attached to this Instrument stating the name of the protector for the time being and shall be signed by the person so named and any person dealing herewith shall be entitled to rely upon such memorandum (or the latest of such memoranda if more than one) as sufficient evidence that the person or persons named therein is or are the duly constituted protector or protectors hereof for the time being.

18.16	A person either nominated to be a protector or currently serving as a protector shall be deemed to have refused such nomination or be deemed to have resigned, as the case may be:

(a)	if the person is an individual, then upon his death or while he is Incapable or when he is declared bankrupt (or the equivalent thereof), whichever shall occur first; or

(b)	if the person is not an individual, then upon its liquidation or dissolution whether compulsory or voluntary (except a voluntary liquidation merely for the purpose of amalgamation or reconstruction) or when it is declared bankrupt (or the equivalent thereof), whichever shall occur first.

18.17	Notwithstanding any provision herein to the contrary, the Voting Trustee shall provide to the Protector such information concerning this Instrument, including, but not limited to, trust documents and accounts, as the Protector may reasonably request in order to carry out the Protector’s functions under this Instrument.

IN WITNESS WHEREOF the parties have executed this document as their deed and have delivered it on the day and year first above written.

THE COMMON SEAL of

Los Laureles, Ltd.

was hereunto affixed in the

presence of:

Witness:		/s/ Feliciano Ortiz-Director
Los Laureles, Ltd., a British Virgin Islands company

Signature	/s/ Natasha Haines	By:	Feliciano Ortiz-Director

Name	Natasha Haines	Title:	Servco Limited-Director

THE COMMON SEAL of

Arias Fabrega & Fabrega Trust Co. (BVI) Limited

was hereunto affixed in the

presence of:

Witness:

Witness:		/s/ Rosa Restrepo
Arias Fabrega & Fabrega Trust Co. (BVI) Limited, a British Virgin Islands company

Signature	/s/ Ailyn Gonzalez	By:	Rosa Restrepo

Name	Ailyn Gonzalez	Title:	Director